Exhibit 10.4

FEE REDUCTION AGREEMENT

August 20, 2024

WHEREAS, pursuant to that certain Underwriting Agreement between Inflection Point Acquisition Corp. II, a Cayman Island exempted company (together with its present and future subsidiaries and affiliates and any Successor (as defined herein), the “Company”), and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333- 271128), and dated May 24, 2024. Capitalized terms used in this letter agreement (this “Agreement”) and not defined shall have their respective meanings ascribed to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”).

WHEREAS, the Company is contemplating a potential Business Combination(the “Transaction”) with USA Rare Earth, LLC , a Delaware LLC (including any present and future subsidiaries and affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction: In the event that the Company consummates the Transaction, CF&CO agrees that, in lieu of the Original Deferred Fee that would otherwise be payable by the Company to CF&CO, pursuant to the Underwriting Agreement, it will instead accept a reduced deferred fee comprised of either of the options set forth in Section 2 below (the “Reduced Deferred Fee”), plus the Additional Cash Fee (defined below). For the avoidance of doubt, such fee reduction agreement only applies to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company.

2.	Payment of Reduced Deferred Fee and Additional Fee:

(a)	The Reduced Deferred Fee shall be payable by the Company to CF&CO as either:

(i)	A non-refundable cash fee of $4,000,000 (the “All- Cash Fee”), payable upon the consummation of the Transaction (the “Closing”); or

(ii)	(x) a $2,000,000 non-refundable cash fee (the “Cash Portion”), plus (y) $4,000,000 (the “Stock Portion”), payable in 400,000 shares, valued at $10.00 per share (the “CF&CO Fee Shares”), of the publicly traded common equity securities of the public entity that survives the Transaction (the “New Common Stock”). For purposes hereof, the Cash Portion and the Stock Portion shall be together referred to herein as the “Cash/Stock Fee.”

(b)	The Company shall elect, in its sole discretion, whether to pay CF&CO the All-Cash Fee or the Cash/Stock Fee, but the Company shall be required to make such election prior to the date on which the registration statement/proxy statement is declared effective by the Securities and Exchange Commission. If the Company does not make such an election prior to such date, then the Company shall be required to pay CF&CO the All-Cash Fee upon the Closing of the Transaction.

(c)	Additionally, solely if the Company elects to pay the All-Cash Fee, or if the All-Cash Fee otherwise becomes payable by the Company to CF&CO pursuant to Section 2(b) above, then CF&CO hereby agrees to forfeit the 1,650,000 Placement Warrants purchased by CF&CO in connection with the Offering for no consideration.

(d)	Furthermore, in addition to either the All-Cash Fee or the Cash/Stock Fee, upon the Closing of the Transaction, the Company shall also pay CF&CO an additional non-refundable cash fee equal to 2.0% of the amount by which the Total Capital Raised (as defined below) exceeds $50,000,000 (the “Additional Cash Fee”).

For purposes hereof, the “Total Capital Raised” shall mean the gross proceeds of unrestricted cash received or receivable by the Company (including any Successor) or the Target on or following the date of this Agreement and prior to or, concurrent with the Transaction, including, for the avoidance of doubt, any (x) amounts delivered from the Trust Account and (y) aggregate gross proceeds received or receivable by the Company from any investors (including any investors in any PIPE (as defined herein), but excluding any investors who are affiliates of, investors in or related persons of the Target prior to the Transaction).

(e)	The All-Cash Fee, the Cash Portion and the Additional Cash Fee, as applicable, shall be payable in U.S. dollars, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim.

3.	Issuance of CF&CO Fee Shares: The Company hereby agrees that, upon the Closing, the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the CF&CO Fee Shares to CF&CO payable hereunder in satisfaction of the Stock Portion of the Reduced Deferred Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

Any CF&CO Fee Shares so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (collectively, including any restrictions that may arise due to contractual “lock-ups,” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws, “Restrictions”).

4.	Resale & Registration Rights: The Company further hereby agrees that all CF&CO Fee Shares shall be issued, transferred and delivered to CF&CO with “registration rights,” enabling CF&CO to promptly resell, freely trade and otherwise dispose of its CF&CO Fee Shares (as further described below), substantially consistent with those registration rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company) (collectively, the “Registration Rights”).

Pursuant to the Registration Rights described above, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as promptly as practicable following the Closing (but in any event, no later than sixty (60) days thereafter), file with the SEC a re-sale registration statement on Form S-1 (or any successor form, as applicable) to register the re-sale of all of the CF&CO Fee Shares by CF&CO (the “Resale Registration Statement”);

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 45th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 90th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(c)	Use its commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the authorization for quotation and listing of the New Common Stock on the Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act), in each case, for so long as any CF&CO Fee Shares are held by CF&CO;

(d)	Until the expiration of three (3) years following Closing, not, directly or indirectly, take any action which would be reasonably expected to result in the deauthorization, delisting or suspension of the New Common Stock on the Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act; provided, however, that this provision shall not apply to and shall not prevent the Company from engaging in any merger, sale, reorganization, exchange, recapitalization, or business combination.

(e)	From and after the Closing and for so long as the Resale Rights Obligations (as defined herein) shall be required to continue hereunder use commercially reasonable efforts to, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing and for so long as any CF&CO Fee Shares held by CF&CO (and/or its affiliates) remain outstanding, CF&CO (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the CF&CO Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act;

(f)	Upon CF&CO’s request, promptly (i) instruct and cause its Transfer Agent to promptly remove any such “restrictive legends” from the CF&CO Fee Shares, and (ii) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares, upon either (x) the sale of the CF&CO Fee Shares pursuant to the Resale Registration Statement, or (y) the sale of the CF&CO Fee Shares pursuant to Rule 144 under the Act from and after the twelve (12) month anniversary of the Closing; and

(g)	Upon reasonable request and reasonable advance notice by CF&CO, deliver to CF&CO a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in Sections 3(c)-(f) above

(such obligations set forth in clauses (a)-(g) above, the “Resale Rights Obligations”).

5.	Company Default: Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (a) pay or cause to be paid the full amount of (i) either, if it previously elected, the (x) All-Cash Fee or (y) Cash Portion, as applicable, plus (ii) the Additional Cash Fee, in each case, to CF&CO upon the Closing, in accordance with Section 2 above, or (b) if it elects to pay the Cash/Stock Fee, (i) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the CF&CO Fee Shares in satisfaction of the Stock Portion of the Reduced Deferred Fee to CF&CO, free and clear of all Restrictions, upon the Closing, (ii) properly grant and enforce the Registration Rights, in accordance with the terms thereof and hereof, and (iii) comply in all respects with the Resale Rights Obligations, such that CF&CO (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares within six (6) months of the Closing, then, in each of the foregoing cases set forth in (a)(i), (a)(ii) or (b)(i)-(iii), at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice, pay to CF&CO an amount in cash equal to $2,500,000 (the “Default Payment”) and CF&CO will promptly after receipt of such payment return to the Company any CF&CO Fee Shares and Placement Warrants it may still hold.

6.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Stock, respectively, will be refundable under any circumstances.

7.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

8.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent. However, the Company or the Target may disclose the existence of this Agreement or the contents hereof without the prior written consent of the Representatives (a) if the Company or the Target (as applicable) receive a request or is legally compelled or required under applicable law, regulation or securities exchange listing agreement, or by a competent governmental, administrative or regulatory authority in a proceeding before a court, arbitrator or administrative agency (it being understood that the Company will be required to disclose the effect of this Agreement in filings with the Commission that describe or reflect the Company’s contractual obligations), (b) if the Company is required by The Nasdaq Stock Market, (c) if the Company or the Target discloses on a need-to-know basis to the Company’s or the Target’s officers, directors, employees, agents, attorneys, accountants, advisors or other representatives, who agree to hold such information confidential or (d) in a funds flow or similar document related to the consummation of the initial Business Combination. However, the Company shall, to the extent reasonably practicable in light of the circumstances, provide CF&CO with reasonable time and opportunity to review and comment on any of the foregoing disclosures (unless repeating prior disclosures), and any such comments provided by CF&CO shall be considered by the Company in good faith.

9.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, including (i) the payment in full of (x) either the All-Cash Fee or the Cash Portion, as applicable, plus (y) the Additional Cash Fee and any other cash fees or reimbursable expenses payable by the Company to CF&CO in connection therewith (including, for the avoidance of doubt, if required hereby, the payment in full of the Default Payment), and (ii) the issuance, transfer and delivery of the CF&CO Fee Shares to CF&CO, free and clear of all Restrictions, including (x) the effectiveness of the Resale Registration Statement related thereto and the continued satisfaction of the Resale Rights Obligations, (y) the removal of all restrictive legends on all CF&CO Fee Shares, enabling CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of all such CF&CO Fee Shares, and (z) the sale by CF&CO (and/or its affiliates) of all of the CF&CO Fee Shares issuable hereunder, in each case, upon the terms and conditions set forth herein; and

(b)	the abandonment by the Company of the Transaction.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to abandon the Transaction to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

10.	Successor: The Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this Agreement upon consummation of any Transaction. Moreover, if prior to the Closing, the agreements executed by the Company in connection therewith do not directly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein; provided, however that the terms of this Agreement shall supersede such Underwriting Agreement in the event of a conflict between their terms.

11.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.	Underwriting Agreement. The Underwriting Agreement, as amended by this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, which, for the avoidance of doubt, expressly contemplates that the Original Deferred Fee shall no longer be payable, due or owning to CF&CO and shall be replaced in its entirety by the Reduced Deferred Fee, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended, modified or replaced by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof, which shall require the consent of each of the parties hereto).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

INFLECTION POINT ACQUISITION CORP. II

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	CEO

Acknowledged and agreed to:

USA RARE EARTH, LLC

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Chief Legal Officer

[Signature page to Fee Reduction Agreement]